Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARROWHEAD RESEARCH CORPORATION

a Delaware corporation

Arrowhead Research Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. That the first sentence of the Fourth paragraph the Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

“The total number of shares which the corporation shall have authority to issue is 75,000,000, of which 70,000,000 shares shall be common stock, $.001 par value (“Common Stock”), and 5,000,000 shares shall be preferred stock, $.001 par value (“Preferred Stock”).”

2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Company at its meeting on December 1, 2005, and by the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the Company entitled to vote thereon at the meeting of stockholders on January 20, 2005. There are no other classes of stock outstanding entitled to vote on this amendment.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 25th day of January, 2005.

Arrowhead Research Corporation

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley,
Chief Financial Officer and Secretary